ADDENDUM A-I

Merit Tactical Treasury Fund

Class A Shares

Class C Shares

No-Load Shares

ADDENDUM B-I

FUND ACCOUNTING FEE SCHEDULE

Total charges for Fund Accounting services include fees and out-of-pocket expenses.

Fees will be calculated based upon the average net assets of the Fund for the previous month.  Partial months are not prorated.

SERVICE FEES PER FUND:

The Trust shall pay GFS within ten (10) days after receipt of an invoice from GFS, usually sent at the beginning of each month, a base annual fee plus a basis point fee after the first [$   ] Million in assets, plus out-of-pocket expenses, as follows:

[$] minimum + [$] for each additional class

[ ] basis points on [$] Million to [$] Million

[ ] basis point on assets greater than [$] Million

Plus out of pockets

(The above fee schedule will remain in place for a period of 3 years.)

All special reports and/or analyses requested by the Trust, shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

GFS Senior Staff……[$]/hour

GFS Junior Staff……[$]/hour

MIS Staff……………[$]/hour

FUND ACCOUNTING SERVICE AGREEMENT

Schedule B

FEES AND EXPENSES

OUT-OF-POCKET EXPENSES:

1.

The out-of-pocket charge for equity and bond price quotes will be equal to the charge made to GFS by the provider of such quotes.

[$] Domestic and Canadian Equities

[$] Options

[$] Corp/Gov/Agency Bonds

[$] CMO’s

[$] International Equities and Bonds

[$] Municipal Bonds

[$] Money Market Instruments

2.

The out-of-pocket charge for any external data received by GFS in support of the daily net asset value will be charged at cost (i.e., interest rate charges on varying rate instruments).

3.

Global fund accounting fees, defined as funds processing more than 25% in non-domestic assets, are charged at 150% of the above fees (base fee as well as basis point fee).

4.

There is an additional charge of [$   ] per month for portfolios that transmit daily trades via fax as opposed to in an electronic format.

5.

Pro rata portion of annual SAS 70 review.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the Fund Accounting Service Agreement dated November 2, 2004, this 16 day of June, 2005.

 MERIT ADVISORS INVESTMENT TRUST

GEMINI FUND SERVICES, LLC

 By: /s/ Paul Cunningham__________________        By: /s/ Michael J. Wagner_________

       J. Paul Cunningham, President

   Michael J. Wagner, President